                                                                     EXHIBIT  12

                              CENTRAL GARDEN & PET COMPANY

                   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 (DOLLARS IN THOUSANDS)

                                                                 FISCAL YEAR            FISCAL YEAR             NINE-MONTH
                                                                     ENDED                  ENDED              PERIOD ENDED
                                                                 DECEMBER 26,           SEPTEMBER 28,          SEPTEMBER 30,
                                                                     1993                   1994                   1995
                                                                 ------------           -------------           ------------

Income before income taxes and minority interest                   $ 6,605                $ 2,341                $ 1,983
Fixed charges (1)                                                    4,029                  6,037                  6,414
                                                                   -------                -------                 ------
      Total earnings and fixed charges                              10,634                  8,378                  8,397


Fixed charges (1)                                                  $ 4,029                $ 6,037                $ 6,414

Ratio of earnings to fixed charges                                    2.64                   1.39                   1.31
                                                                   =======                =======                 ======



                                                                  FISCAL YEAR            FISCAL YEAR
                                                                     ENDED                  ENDED
                                                                 SEPTEMBER 28,          SEPTEMBER 27,
                                                                     1996                   1997
                                                                 -------------          -------------
Income before income taxes and minority interest                   $ 14,465                $ 30,368
Fixed charges (1)                                                     4,826                   7,609
                                                                   --------                --------
                                                                     19,291                  37,977

Fixed charges (1)                                                  $  4,826               $   7,609


Ratio of earnings to fixed charges                                     4.00                    4.99
                                                                   ========                ========



(1) Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.